Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: Dow Jones Industrial Average TM (ticker: “INDU”), Russell 2000 ® Index (ticker: “RTY”) and S&P 500 ® Index (ticker: “SPX”) Pricing date: May 25 , 2021 Valuation dates: Quarterly Maturity date: February 29, 2024 Contingent coupon: Between 5.00% and 7.00 % per annum*, paid quarter ly only if the closing value of the worst performer is greater than or equal to its coupon barrier on the related valuation date. You are not assured of receiving any contingent coupon. Coupon barrier: 85% of its initial underlying value, f or each underlying Final buffer: 85% of its initial underlying value, for each underlying Buffer percentage: 15.00% R edemption : We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to $1,000 plus the related contingent coupon payment, if any. Potential redemption dates: Quarterly on valuation dates beginning after one year CUSIP / ISIN: 17329FDE1 / US17329FDE16 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not called): • If the final underlying value of the worst performer is greater than or equal to its final buffer: $1,000 • If the final underlying value of the worst performer is less than its final buffer: $1,000 + [$1,000 × (underlying return of worst performer + the buffer percentage)] If the securities are not redeemed prior to maturity and the final underlying value of the worst performer is less than its final buffer, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated April 26, 2021 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2.75 Year Callable Contingent Coupon Securities Linked to the Worst of INDU, RTY and SPX Hypothetical Interim Payment per Security** Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% $1,000.00 75.00% $1,000.00 50.00% $1,000.00 25.00% $1,000.00 0.00% $1,000.00 - 15.00% $1,000.00 - 15.10% $999.00 - 30.00% $850.00 - 50.00% $650.00 - 100.00% $150.00 Assumes the securities have not been redeemed prior to maturity and does not include the final contingent coupon payment, if any Hypothetical Worst Underlying Return on Interim Valuation Date Hypothetical Payment for Interim Valuation Date*** 100.00% $12.50 50.00% $12.50 25.00% $12.50 0.00% $12.50 - 10.00% $12.50 - 15.00% $12.50 - 15.10% $0.00 - 30.00% $0.00 - 50.00% $0.00 - 100.00% $0.00 Hypothetical Payment at Maturity per Security *The actual contingent coupon rate will be determined on the pricing date. **The hypotheticals assume that contingent coupon will be set at the lowest value indicated in this offering summary. ***Assumes the securities have not been previously redeemed on any interim valuation date.

Selected Risk Considerations • You may lose a significant portion of your investment. If we do not redeem the securities prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final buffer, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • You will not receive any contingent coupon following any valuation date on which the closing value of the worst performer on that valuation date is less than its coupon barrier. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings . The less correlated the underlyings , the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • We may redeem the securities at our option, which will limit your ability to receive contingent coupon payments. • The securities offer downside exposure, but no upside exposure, to the underlyings . • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities are riskier than securities with a shorter term. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos . 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.